UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2013 (June 4, 2013)

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

566 Queensbury Avenue, Queensbury, New York, 12804

(Address of principal executive offices, including zip code)

(518) 743-8892

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 4, 2013, the Board of Directors (the “Board”) of Delcath Systems, Inc. (the “Company”) amended the Board compensation policy with respect to the annual equity grant to be made to its non-employee directors.

Under the amended policy, annual equity awards to non-employee directors (except for the Chairman of the Board) shall be in the form of Company restricted common stock and shall be the lesser of: (i) the number of shares having a grant date fair value of $50,000, rounded to the next highest share; or (ii) 33,000 shares. In addition, the amended policy states that the annual equity award to the Chairman of the Board shall be in the form of Company restricted common stock and shall be the lesser of: (i) the number of shares having a grant date fair value of $75,000, rounded to the next highest share; or (ii) 49,500 shares.

Prior to amending the policy, non-employee directors were to receive an annual grant of restricted shares equivalent to the fair market value of $50,000, rounded to the next highest share; the Chairman of the Board was to receive an annual grant of restricted shares equivalent to the fair market value of $75,000, rounded to the next highest share. The amended policy retains the dollar limits from the previous policy but caps the number of restricted shares the non-employee directors may receive in their annual equity grants to a number substantially similar to the annual equity grant made in 2012. The amended policy was implemented to limit the total number of restricted shares that would be granted annually to the non-employee directors, consistent with the ongoing fiscal constraints implemented by the Company.

For the 2013 calendar year, the award was made on the first business day following the Board’s approval of the amended policy; the Board had previously determined that it would delay any annual equity grant to the non-employee directors for the 2013 calendar year until such time as the Board could reassess the Company’s policy. Commencing in 2014, such annual restricted stock awards shall be granted on the day of the Company’s annual stockholders meeting. Each such restricted stock award shall have a twelve month vesting period, as has been the Company’s policy in the past regarding the annual equity grants to the non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: June 7, 2013	By:	/s/ Peter J. Graham
	Name:	Peter J. Graham
	Title:	Executive Vice President, General Counsel